 As filed with the Securities and Exchange Commission on February 9, 2000

                                                Registration No. 333-95377
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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                --------------

                            Amendment No. 1 to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------

                                  NOOSH, INC.
            (Exact name of registrant as specified in its charter)

     Delaware                     7379                            77-0495080
 (State or other
 jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or
  organization)       Classification Code Number)           Identification Number)

                                --------------

              3401 Hillview Avenue, Palo Alto, California, 94304
                                (650) 320-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                               Ofer Ben-Shachar
                President, Chief Executive Officer and Chairman
               3401 Hillview Avenue, Palo Alto, California 94304
                                (650) 320-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                  Copies To:

 Laura A. Berezin, Esq.                Steven B. Stokdyk, Esq.
   Cooley Godward LLP                    Sullivan & Cromwell
 Five Palo Alto Square         1888 Century Park East Blvd., 21st Floor
  3000 El Camino Real               Los Angeles, California 90067
Palo Alto, CA 94306-2155                    (310) 712-6600
     (650) 843-5000

                                --------------

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

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

                                EXPLANATORY NOTE

  The purpose of this Amendment No. 1 to the Registration Statement is to file certain exhibits to the Registration Statement, as set forth in Item 16(a) of
Part II.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee, the NASD filing fee and the Nasdaq National Market application fee.

   Registration fee................................................. $   15,312
   NASD filing fee..................................................      6,300
   Nasdaq National Market application fee...........................     95,000
   Blue sky qualification fee and expenses..........................     20,000
   Printing and engraving expenses..................................    250,000
   Legal fees and expenses..........................................    500,000
   Accounting fees and expenses.....................................    250,000
   Transfer agent and registrar fees................................     15,000
   Miscellaneous....................................................     48,388
                                                                     ----------
   Total............................................................ $1,200,000
                                                                     ==========

Item 14. Indemnification of Officers and Directors.

  As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

 .  any breach of duty of loyalty to us or to our stockholders;

 . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

 .  unlawful payment of dividends or unlawful stock repurchases or redemptions;
   or

 . any transaction from which the director derived an improper personal benefit.

  Our amended and restated certificate of incorporation further provides that we must indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

  We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer for some expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding, including any action by or in the right of NOOSH, arising out of these persons' services as our director or executive officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

  The underwriting agreement will provide for indemnification by the underwriters of NOOSH, our directors, our officers who sign the registration statement, and our controlling persons for some liabilities, including liabilities arising under the securities act.

Item 15. Recent Sales of Unregistered Securities.

  Since inception, we have sold and issued the following unregistered securities:

    (1) From August 15, 1998 to January 25, 2000, we have granted stock options to purchase 7,137,435 shares of the our common stock to employees, consultants and directors pursuant to our 1998 equity incentive plan. Of these stock options, 73,100 shares have been cancelled without being exercised, 3,025,428 shares have been exercised, 0 have been repurchased and 4,038,907 shares remain outstanding.

    (2) In August 1998, we issued an aggregate of 40,000 shares of common stock to one purchaser at $0.00125 per share for an aggregate purchase price of $50.

    (3) In August 1998, we issued an aggregate of 4,000,000 shares of common stock to Ofer Ben-Shachar at $0.00125 per share for an aggregate purchase price of $5,000.

    (4) In September 1998, we issued an aggregate of 4,000,000 shares of common stock to Ofer Ben-Shachar at $0.00125 per share for an aggregate purchase price of $5,000.

    (5) In November 1998, we issued an aggregate of 2,023,077 shares of Series A preferred stock to twelve purchasers at $0.65 per share for an aggregate purchase price of $1,315,000. Shares of Series A preferred stock are convertible into shares of common stock at the rate of two shares of common stock for each share of Series A preferred stock owned.

    (6) In January 1999 through March 1999, we issued an aggregate of 76,986 shares of common stock to four consultants at $0.325 per share for an aggregate purchase price of $2,502.

    (7) In April 1999, we issued an aggregate of 4,363,637 shares of Series B preferred stock to twenty-two purchasers at $2.75 per share for an aggregate purchase price of $12,000,002. Shares of Series B preferred stock are convertible into shares of common stock at the rate of two shares of common stock for each share of Series B preferred stock owned.

    (8) On September 15, 1999, we issued an aggregate of 13,216 shares of common stock to six consultants at $0.80 per share for an aggregate purchase price of $10,573.

    (9) On October 8, 1999, we issued an aggregate of 11,609 shares of common stock to eight consultants at $1.00 per share for an aggregate purchase price of $11,609.

    (10) On October 15, 1999, we issued an aggregate of 19,000 shares of common stock to one employee as consideration with an aggregate fair market value of $19,000 under a technology transfer agreement.

    (11) On November 1, 1999, we issued an aggregate of 5,727 shares of common stock to two consultants at $1.25 per share for an aggregate purchase price of $7,159.

    (12) In November 1999, we issued an aggregate of 6,809,135 shares of Series C preferred stock to thirty-nine purchasers at $7.45 per share for an aggregate purchase price of $50,728,056. Shares of Series C preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series C preferred stock owned.

    (13) On November 15, 1999, we issued an aggregate of 33,865 shares of common stock to four consultants at $1.50 per share for an aggregate purchase price of $50,798.

    (14) On November 30, 1999, we issued an aggregate of 847 shares of common stock to three consultants at $1.75 per share for an aggregate purchase price of $1,482.

    (15) On December 30, 1999, we issued two warrants to two purchasers to purchase an aggregate of 495,000 shares of common stock. A portion of the first warrant, for a total of 140,000 shares, became immediately exercisable upon issuance at an exercise price of $7.45. A portion of the second warrant, for a total of 75,000 shares, became immediately exercisable upon issuance at an exercise price of $11.00. The remaining portions of the warrants are exercisable when the print vendors meet stated volume targets for business conducted over our service at exercise prices ranging from $7.45 per share to the fair market value of our common stock on the date the volume targets are met.

    (16) On December 31, 1999, we issued an aggregate of 13,203 shares of common stock to seven consultants for an aggregate purchase price of $29,707.

    (17) On January 14, 2000, we issued one warrant to one purchaser to purchase an aggregate of 50,000 shares of common stock at an exercise price of $11.00 per share.

    (18) On January 25, 2000 we issued 1,418,182 shares of Series D preferred stock to three purchasers at $11.00 per share for a total of $15,600,002. Shares of Series D preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series D preferred stock owned. In addition, we issued two warrants to purchase an aggregate of 2,780,159 shares of common stock at an exercise price of $11.00 per share. A total of 961,309 shares of common stock are immediately exercisable under the warrants. The remaining shares under the warrants are exercisable when the holder meets stated volume targets for business conducted over our service.

  With respect to the grant of stock options described in paragraph (1), an exemption from registration was unnecessary in that none of the transactions involved a "sale" of securities as this term is used in Section 2(3) of the Securities Act. The sale and issuance of securities and the exercise of options described in paragraphs (1), (6), (8), (9), (11), (13), (14) and (15)
above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided in Rule 701. The sale and issuance of securities described in paragraphs (2), (3), (4), (5), (7),
(10), (12), (16), (17) and (18) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 4(2) or Regulation D promulgated thereunder.

  Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any of these securities. All recipients either received adequate information about NOOSH or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

 Exhibit
 Number  Description of Document
 ------- -----------------------
  1.1*   Form of Underwriting Agreement.
  3.1**  Certificate of Incorporation of Registrant, as currently in effect.
  3.2**  Form of Amended and Restated Certificate of Incorporation of
         Registrant to be filed upon the closing of the offering made pursuant to this Registration Statement.
  3.3**  Bylaws of the Registrant as currently in effect.
  4.1*   Specimen Common Stock Certificate.
  4.2**  Amended and Restated Investor Rights Agreement dated January 25, 2000 between Registrant and holders of the Registrant's Series A Preferred
         Stock, Series B Preferred Stock, Series C Preferred Stock and Series D
         Preferred Stock.
  4.3+   Warrant for the Purchase of 225,000 shares of Common Stock issued to
         Consolidated Graphics, Inc. dated December 30, 1999.
  4.4+   Warrant for the Purchase of 270,000 shares of Common Stock issued to
         Wallace Computer Services, Inc. dated December 30, 1999.
  4.5+   Warrant for the Purchase of 50,000 shares of Common Stock issued to
         Bank of America Technology and Operations, Inc. dated January 14,
         2000.
  4.6+   Warrant for the Purchase of 2,430,158 shares of Common Stock issued to
         R.R. Donnelley & Sons Company dated January 25, 2000.
  4.7+   Warrant for the Purchase of 350,000 shares of Common Stock issued to
         R.R. Donnelley & Sons Company dated January 25, 2000.
  5.1*   Opinion of Cooley Godward LLP.
 10.1**  Form of Indemnity Agreement.
 10.2**  1998 Equity Incentive Plan and related documents.
 10.3**  2000 Equity Incentive Plan and related documents.
 10.4**  2000 Employee Stock Purchase Plan.
 10.5**  2000 Non-Employee Directors Stock Option Plan and related documents.
 10.6**  Lease Agreement, dated April 1, 1999, between Registrant and Syntex
         (U.S.A.) Inc.
 10.7**  Sublease Agreement, dated November 1, 1999, between the Registrant and
         Xerox Corporation.
 10.8**  Promissory Note, dated April 15, 1999, between Registrant and David
         Hannebrink.
 10.9**  Promissory Note, dated October 8, 1999, between Registrant and Hagi
         Schwartz.
 10.10** Promissory Note, dated November 1, 1999, between Registrant and David
         Hannebrink.
 10.11*  Promissory Note, dated January 3, 2000, between Registrant and Kevin
         Akeroyd.
 10.12*  Promissory Note, dated January 3, 2000, between Registrant and Ray
         Martinelli.
 10.13*  Promissory Note, dated January 3, 2000, between Registrant and Timothy
         Moore.
 10.14*  Promissory Note, dated January 15, 2000, between Registrant and Steven
         Baloff.
 10.15*  Promissory Note, dated January 15, 2000, between Registrant and David
         Hannebrink.
 10.16*  Promissory Note, dated January 15, 2000 between Registrant and Robert
         Shaw.
 10.17+  Co-Development and Marketing Agreement, dated as of January 25, 2000, between the Registrant and R.R. Donnelley & Sons Company.
 23.1    Consent of Independent Accountants.
 23.2*   Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1**  Power of Attorney.
 27.1**  Financial Data Schedule.

--------
 * To be filed by amendment.

** Previously filed.

+  Confidential treatment has been requested for a portion of this exhibit.

(b) Financial Statement Schedules.

  Schedules are omitted because they are not applicable, or because the information is included in the Financial Statements or the Notes thereto.

Item 17. Undertakings.

  The undersigned registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of this prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of this issue.

    (4) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in the denomination and registered in the names required by the Underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Santa Clara, State of California, on the 9th day of February, 2000.

                                          NOOSH, Inc.

                                                           *
                                          By: _________________________________
                                                      Ofer Ben-Shachar
                                                 President, Chief Executive
                                                    Officer and Chairman

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signatures                          Title                    Date
              ----------                          -----                    ----

                  *                    President, Chief Executive    February 9, 2000
______________________________________  Officer and Chairman of
           Ofer Ben-Shachar             the Board of Directors
                                        (principal executive
                                        officer)

         /s/ Hagi Schwartz             Vice President and Chief      February 9, 2000
______________________________________  Financial Officer
            Hagi Schwartz               (principal financial and
                                        accounting officer)

                  *                    Director                      February 9, 2000
______________________________________
            Steven Baloff

                  *                    Director                      February 9, 2000
______________________________________
           Arthur Patterson

                  *                    Director                      February 9, 2000
______________________________________
            Kathy Levinson

       /s/ Hagi Schwartz
*By: ____________________________
Name:
        Hagi Schwartz
         Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number  Description of Document
 ------- -----------------------
  1.1*   Form of Underwriting Agreement.
  3.1**  Certificate of Incorporation of Registrant, as currently in effect.
  3.2**  Form of Amended and Restated Certificate of Incorporation of
         Registrant to be filed upon the closing of the offering made pursuant to this Registration Statement.
  3.3**  Bylaws of the Registrant as currently in effect.
  4.1*   Specimen Common Stock Certificate.
  4.2**  Amended and Restated Investor Rights Agreement dated January 25, 2000 between Registrant and holders of the Registrant's Series A Preferred
         Stock, Series B Preferred Stock, Series C Preferred Stock and Series D
         Preferred Stock.
  4.3+   Warrant for the Purchase of 225,000 shares of Common Stock issued to
         Consolidated Graphics, Inc. dated December 30, 1999.
  4.4+   Warrant for the Purchase of 270,000 shares of Common Stock issued to
         Wallace Computer Services, Inc. dated December 30, 1999.
  4.5+   Warrant for the Purchase of 50,000 shares of Common Stock issued to
         Bank of America Technology and Operations, Inc. dated January 14,
         2000.
  4.6+   Warrant for the Purchase of 2,430,158 shares of Common Stock issued to
         R.R. Donnelley & Sons Company dated January 25, 2000.
  4.7+   Warrant for the Purchase of 350,000 shares of Common Stock issued to
         R.R. Donnelley & Sons Company dated January 25, 2000.
  5.1*   Opinion of Cooley Godward LLP.
 10.1**  Form of Indemnity Agreement.
 10.2**  1998 Equity Incentive Plan and related documents.
 10.3**  2000 Equity Incentive Plan and related documents.
 10.4**  2000 Employee Stock Purchase Plan.
 10.5**  2000 Non-Employee Directors Stock Option Plan and related documents.
 10.6**  Lease Agreement, dated April 1, 1999, between Registrant and Syntex
         (U.S.A.) Inc.
 10.7**  Sublease Agreement, dated November 1, 1999, between the Registrant and
         Xerox Corporation.
 10.8**  Promissory Note, dated April 15, 1999, between Registrant and David
         Hannebrink.
 10.9**  Promissory Note, dated October 8, 1999, between Registrant and Hagi
         Schwartz.
 10.10** Promissory Note, dated November 1, 1999, between Registrant and David
         Hannebrink.
 10.11*  Promissory Note, dated January 3, 2000, between Registrant and Kevin
         Akeroyd.
 10.12*  Promissory Note, dated January 3, 2000, between Registrant and Ray
         Martinelli.
 10.13*  Promissory Note, dated January 3, 2000, between Registrant and Timothy
         Moore.
 10.14*  Promissory Note, dated January 15, 2000, between Registrant and Steven
         Baloff.
 10.15*  Promissory Note, dated January 15, 2000, between Registrant and David
         Hannebrink.
 10.16*  Promissory Note, dated January 15, 2000 between Registrant and Robert
         Shaw.
 10.17+  Co-Development and Marketing Agreement, dated as of January 25, 2000, between the Registrant and R.R. Donnelley & Sons Company.
 23.1    Consent of Independent Accountants.
 23.2*   Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1**  Power of Attorney.
 27.1**  Financial Data Schedule.

--------
 * To be filed by amendment.

** Previously filed.

+  Confidential treatment has been requested for a portion of this exhibit.